                                                                     EXHIBIT 2.1






                           RECAPITALIZATION AGREEMENT

                                  BY AND AMONG

                         CENTURION INTERNATIONAL, INC.,

                    THE PARTIES LISTED ON SCHEDULE IA HERETO,

                     CORNERSTONE EQUITY INVESTORS IV, L.P.,

                  PRUDENTIAL PRIVATE EQUITY INVESTORS III, L.P.

                                       AND

                    THE PARTIES LISTED ON SCHEDULE IB HERETO


                                 APRIL 18, 1997

                                TABLE OF CONTENTS

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                                                                                                               PAGE
1.       DEFINITION; INTERPRETATION.........................................................................       2

2.       ISSUANCE TO STOCKHOLDERS; SALE AND PURCHASE OF PURCHASED SHARES....................................       7
         2.1      Authorization.............................................................................       7
         2.2      Sale of Securities........................................................................       7

3.       STOCK REDEMPTION...................................................................................       8
         3.1      Redemption of Capital Stock...............................................................       8
         3.2      Consideration Received by Stockholders....................................................       8
         3.3      Payment of Indebtedness...................................................................       8

4.       CLOSING............................................................................................       8
         4.1      Closing Date..............................................................................       8
         4.2      Deliveries at Closing.....................................................................       8

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
         STOCKHOLDERS.......................................................................................       9
         5.1      Existence; Qualification; Subsidiaries....................................................       9
         5.2      Authorization and Enforceability..........................................................      10
         5.3      Issuance of Purchased Shares and Subordinated Notes.......................................      10
         5.4      Capitalization............................................................................      10
         5.5      Private Sale; Voting Agreements...........................................................      10
         5.6      Financial Statements......................................................................      10
         5.7      Absence of Certain Changes................................................................      11
         5.8      Litigation................................................................................      12
         5.9      Licenses, Compliance with Law, Other Agreements, Etc......................................      12
         5.10     Third-Party Approvals.....................................................................      13
         5.11     Absence of Undisclosed Liabilities; Indebtedness for Borrowed Money.......................      13
         5.12     Assets....................................................................................      13
         5.13     Suppliers and Customers...................................................................      13
         5.14     Real Property.............................................................................      13
         5.15     Agreements................................................................................      14
         5.16     Intellectual Property.....................................................................      16
         5.17     Employees.................................................................................      16
         5.18     Employee Benefits.........................................................................      17
         5.19     Environment, Health and Safety............................................................      18
         5.20     Powers of Attorney........................................................................      19
         5.21     Guaranties................................................................................      19
         5.22     Transactions With Affiliates..............................................................      19
         5.23     Tax Matters...............................................................................      20
         5.24     Insurance.................................................................................      21
         5.25     Brokers...................................................................................      21


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
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         5.26     Definition of Knowledge...................................................................      21

6.       REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.................................................      21
         6.1      Authorization and Enforceability..........................................................      21
         6.2      Shares....................................................................................      22
         6.3      No Conflicts..............................................................................      22
         6.4      HSR Matters...............................................................................      22

7.       REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER...................................................      22
         7.1      Authorization and Enforceability..........................................................      22
         7.2      Government Approvals......................................................................      22
         7.3      Investment................................................................................      22
         7.4      No Conflicts..............................................................................      23
         7.5      Brokers...................................................................................      23
         7.6      HSR Matters...............................................................................      23

8.       CONDITIONS PRECEDENT...............................................................................      23
         8.1      Conditions Precedent to the Obligations of the Purchasers.................................      23
         8.2      Conditions Precedent to the Obligations of the Company and the Stockholders...............      24

9.       PRE-CLOSING COVENANTS..............................................................................      25
         9.1      Further Assurances........................................................................      25
         9.2      Notice of Developments....................................................................      25
         9.3      Transfer of Stock.........................................................................      25
         9.4      Conduct of the Business...................................................................      26
         9.5      No Solicitation...........................................................................      26
         9.6      Access/Confidentiality....................................................................      27

10.      SURVIVAL AND INDEMNIFICATION.......................................................................      27
         10.1     Indemnification by the Stockholders.......................................................      27
         10.2     Indemnification by the Purchasers.........................................................      28
         10.3     Indemnification Procedures................................................................      28
         10.4     Survival..................................................................................      29
         10.5     Indemnification Exclusive Remedy..........................................................      29
         10.6     No Punitive or Consequential Damages......................................................      29

11.      MISCELLANEOUS......................................................................................      30
         11.1     Termination...............................................................................      30
         11.2     Expenses..................................................................................      30
         11.3     Successors and Assigns....................................................................      30
         11.4     Entire Agreement..........................................................................      30
         11.5     Notices...................................................................................      30
         11.6     Amendment and Waiver......................................................................      32
         11.7     Counterparts..............................................................................      32
         11.8     Headings..................................................................................      32
         11.9     Specific Performance......................................................................      32
         11.10    Remedies..................................................................................      32
         11.11    Governing Law.............................................................................      32


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
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         11.12    No Third Party Beneficiaries..............................................................      32
         11.13    Severability..............................................................................      32
         11.14    WAIVER OF JURY TRIAL......................................................................      33
         11.15    Press Releases and Public Announcements...................................................      33

EXHIBITS
  Exhibit A -            Form of Amended and Restated Certificate of Incorporation
  Exhibit B -            Form of Amended and Restated Bylaws
  Exhibit C -            Form of Stockholders Agreement
  Exhibit D -            Form of Registration Rights Agreement
  Exhibit E -            Financial Statements
  Exhibit F -            Form of Opinion of Altheimer & Gray
  Exhibit G -            Centurion International, Inc. 1997 Stock Option Plan
  Exhibit H -            Form of Subordinated Notes
  Exhibit I -            Form of Holdback Note
  Exhibit J -            Form of Employment Agreement
  Exhibit K -            Form of Sublease
  Exhibit L -            Form of Opinion of Kirkland & Ellis
  Exhibit M -            Form of Stand-by Letter of Credit

LIST OF SCHEDULES
  Schedule IA -          Stockholders; Redeemed Stock
  Schedule IB -          Purchasers
  Schedule IC-           Expenses
  Schedule 3.3 -         Repayment Indebtedness
  Schedule 5.1 -         Existence; Qualification; Subsidiaries
  Schedule 5.4 -         Capitalization
  Schedule 5.6 -         Financial Statements
  Schedule 5.7 -         Absence of Certain Changes
  Schedule 5.8 -         Litigation
  Schedule 5.9 -         Licenses, Compliance with Law, Other Agreements, Etc.
  Schedule 5.10 -        Third Party Approvals
  Schedule 5.11 -        Undisclosed Liabilities
  Schedule 5.12 -        Assets
  Schedule 5.13 -        Inventory
  Schedule 5.14 -        Accounts and Notes Receivable
  Schedule 5.15 -        Suppliers and Customers
  Schedule 5.16 -        Real Property
  Schedule 5.17 -        Agreements
  Schedule 5.18 -        Intellectual Property
  Schedule 5.19 -        Employees
  Schedule 5.20 -        Employee Benefits
  Schedule 5.21 -        Environment, Health and Safety
  Schedule 5.22 -        Powers of Attorney
  Schedule 5.23 -        Guaranties
  Schedule 5.24 -        Transactions With Affiliates
  Schedule 5.25 -        Taxes
  Schedule 5.26 -        Insurance

  Schedule 5.27 -        Brokers

                           RECAPITALIZATION AGREEMENT

         This RECAPITALIZATION AGREEMENT is made as of April 18, 1997 by and among Centurion International, Inc., a Nebraska corporation (the "Company"), the parties listed on SCHEDULE IA hereto (such parties, the "Stockholders"), Cornerstone Equity Investors IV, L.P. ("CEI"), and the parties listed on
SCHEDULE IB hereto (such parties, the "Other Purchasers" and, together with CEI, the "Purchasers"). The Company, the Stockholders, and the Purchasers are referred to collectively herein as the "Parties".

         WHEREAS, the Stockholders own 100 shares (the "Shares") of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), which Shares comprise all of the issued and outstanding shares of the Company's capital stock.

         WHEREAS, each Purchaser will purchase from the Company the number of shares of Common Stock and the number of shares of Series B Redeemable Preferred Stock, par value $.01 per share (the "Redeemable Preferred Stock") (such purchases, collectively, the "Stock Purchase") set forth opposite such Stockholder's name on SCHEDULE IB hereto under the columns "Common Stock" and "Redeemable Preferred Stock," respectively.

         WHEREAS, the Purchasers have proposed, and the Company and the Stockholders have agreed, that the Company (i) arrange a senior credit facility with IBJ Schroder Bank & Trust Company (as lender and as agent) in an aggregate principal amount of $30 million (the "Senior Credit Facility"), comprised of a $15 million aggregate principal amount revolving credit facility, a $10 million aggregate principal amount term credit facility, and a $5 million equipment line of credit, and (ii) issue to the Purchasers subordinated notes in an aggregate principal amount of $18 million (the "Subordinated Notes"), in the form attached hereto as EXHIBIT H.

         WHEREAS, the Parties desire that, immediately after the Stock Purchase, the Company shall redeem from each Stockholder the aggregate number of shares of Common Stock set forth opposite such Stockholder's name on SCHEDULE IA hereto under the column "Redeemed Stock" (the "Redeemed Stock") in return for the Cash Redemption Amount (herein defined) and shares of the Company's Series A Perpetual Convertible Preferred Stock (the "Series A Preferred"), in each case, allocated as set forth opposite each Stockholder's name on SCHEDULE IA hereto under the headings "Cash Redemption Amount" and "Series A Preferred" respectively. The Redemption, the Stock Purchase, the payment of the Cash Redemption Amount, the issuance of the Series A Preferred and the Subordinated Notes, the establishment of the Senior Credit Facility, and the other transactions contemplated hereby are referred to herein collectively as the "Recapitalization".

         WHEREAS, in connection with the Recapitalization, (i) the Company will amend and restate its articles of incorporation in the form attached hereto as EXHIBIT A and amend and restate its bylaws in the form attached hereto as EXHIBIT B; and (ii) the Company, the Purchasers, and Gary L. Kuck will enter into the Stockholders Agreement and the Registration Rights Agreement in the forms attached hereto as EXHIBIT C and EXHIBIT D; respectively; (iii) the Company and Gary L. Kuck will enter into the Employment Agreement in the form attached hereto as EXHIBIT J; and (iv) the Company and Dual Dynamics, Inc. will enter into the Sublease in the form attached hereto as EXHIBIT K.

         NOW THEREFORE in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Stockholders and the Purchasers agree as follows:

1.       DEFINITION; INTERPRETATION.

         1.1 For purposes of this Agreement, the following terms have the indicated meanings:

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 25% or more of the voting securities of a Person shall be deemed to be control. With respect to natural Persons, the term "Affiliate" includes such Person's spouse and any Person who is a descendant (by birth or adoption) of the grandparents of such Person or such Person's spouse.

         "AMENDED ARTICLES" means the Company's Restated Articles of Incorporation in the form of EXHIBIT A hereto.

         "AMENDED BYLAWS" means the Company's Bylaws as amended and restated in the form of EXHIBIT B hereto.

         "AUDITED BALANCE SHEET" means the audited consolidated balance sheet (and notes thereto) of the Company and its Subsidiaries, dated as of December 31, 1996.

         "CASH REDEMPTION AMOUNT" has the meaning set forth in Section 3.2 hereof.

         "CEI" has the meaning set forth in the preamble to this Agreement.

         "CERCLA" has the meaning set forth in Section 5.19(e) hereof.

         "CLOSING" has the meaning set forth in Section 4.1 hereof.

         "CLOSING DATE" has the meaning set forth in Section 4.1 hereof.

         "COBRA" has the meaning set forth in Section 5.18(c) hereof.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMON STOCK" has the meaning set forth in the recitals hereof.

         "COMPANY" has the meaning set forth in the preamble to this Agreement.

         "COMPANY EXPENSES" means the costs, fees, and expenses of (i) any investment bank or financial advisor retained by the Company or any of its Subsidiaries or the Stockholders in connection with the Recapitalization and the transactions contemplated thereby including, without limitation, Slusser Associates, Inc., (ii) all fees and expenses incurred in connection with the Senior Credit Facility (including fees and expenses of Lenders' counsel), and
(iii) any attorneys or legal advisors retained by the Company or any of its Subsidiaries or the Stockholders in connection with the Recapitalization and the transactions contemplated thereby including, without limitation, the fees and expenses of Altheimer & Gray.

         "CONTROLLED GROUP" has the meaning set forth in Section 5.18(a) hereof.

         "DISCLOSURE SCHEDULE" means the disclosure schedule delivered by the Stockholders concurrently herewith.

         "ELECTRONICS" has the meaning given thereto in Section 5.1.

         "EMPLOYMENT AGREEMENT" means the Employment Agreement dated as of the Closing Date by and between the Company and Gary L. Kuck in the form of EXHIBIT J hereto.

         "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

         "FINANCIAL STATEMENTS" means (i) the consolidated audited balance sheets of the Company and its Subsidiaries as of, and the audited consolidated statements of earnings, shareholders' equity, and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 1995 and December 31, 1996, including the notes thereto, in each case audited by and accompanied by the report of Ernst & Young, independent public accountants, (ii) the unaudited balance sheet of the Company and the unaudited statements of earnings, shareholders' equity, and cash flows of the Company for the fiscal year ended December 31, 1994, and (iii) the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as of, and the unaudited interim consolidated statement of earnings, shareholders' equity and cash flows of the Company and its Subsidiaries for the two month period ended February 28, 1997, each of which is attached as EXHIBIT E hereto.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time and as adopted by the Company with the consent of its independent public accountants, consistently applied.

         "GOVERNMENTAL AGENCY" means any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body, any court tribunal or arbitrator, or any self-regulatory organization.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INCLUDES" and "INCLUDING" mean includes and including, without limitation.

         "INDEBTEDNESS" means at a particular time, without duplication, (i) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which any Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current Liabilities incurred in the Ordinary Course of Business) or any commitment by which any Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (ii) indebtedness of a type referred to in subclauses (i) or (iii) of this definition and guaranteed in any manner by any Person, including guarantees in the form of a letter of credit or an agreement to repurchase or reimburse, and (iii) obligations under capitalized leases in respect of which obligations any Person is liable, contingently or otherwise, as obligor, guarantor, or otherwise, or in respect of which obligations any Person assures a creditor against loss. In no event will Indebtedness include any series or class of the Company's capital stock, whether such series or class is entitled to a fixed dividend, a preferential claim with respect to the Company's assets, mandatory or optional redemption or any other right or benefit.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 10.3 hereof.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 10.3 hereof.

         "INTELLECTUAL PROPERTY" means all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all goodwill associated therewith; all copyrights; all registrations, applications and renewals for any of the foregoing; all product formulations, trade secrets, confidential information, ideas, know-how, production processes and techniques, research information, drawings, specifications, designs, plans, improvements, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and related information and all other proprietary rights; and all copies and tangible embodiments of the foregoing.

         "IRS" means the Internal Revenue Service.

         "LEASED REAL PROPERTY" means all interests leased pursuant to the Leases.

         "LEASES" means the real property leases, subleases, licenses and occupancy agreements pursuant to which the Company or any of its Subsidiaries is the lessee, sublessee, licensee, user or occupant of real property used in or held for use in connection with, necessary for the conduct of, or otherwise material to, the business, together with all amendments, supplements and other modifications thereto.

         "LENDER" has the meaning set forth in the Revolving Credit, Term Loan and Security Agreement evidencing the Senior Credit Facility.

         "LIABILITY" means any liability, Indebtedness, obligation or commitment, whether absolute or contingent, liquidated or unliquidated, accrued or unaccrued, or due or to become due.

         "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded, or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.) Notwithstanding any implication contained herein to the contrary, when used herein, the term "Lien" shall not include any mortgage, lien, pledge, charge, security interest or encumbrance of any kind that is intended to be created pursuant to the transactions contemplated hereby or by any Related Document, including that associated with the Senior Credit Facility or any "Permitted Encumbrances" (as such term is defined in the document evidencing the Senior Credit Facility).

         "LITIGATION" means any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any Governmental Agency.

         "LOSSES" shall mean claims, demands, liabilities, obligations, losses, fines, costs, expenses, royalties, litigation, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims and including, without limitation, diminution in value), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder or under any Related Document.

         "MATERIAL ADVERSE CHANGE" means any material adverse change in the business, condition (financial or otherwise), results of operations, properties (including intangible properties), assets (including intangible assets), liabilities, or customer, distributor or supplier relations of the Company and its Subsidiaries, taken as a whole.

         "MATERIAL ADVERSE EFFECT" means any event, occurrence, fact, condition, change, effect or development that may be materially adverse to (i) the business, condition (financial or otherwise), results of operations, properties (including intangible properties), assets (including intangible assets), liabilities, or customer, distributor or supplier relations of the Company and its Subsidiaries (taken as a whole), or (ii) the transactions contemplated hereby or by the Related Documents.

         "1997 STOCK PLAN" means the Centurion International, Inc. 1997 Stock Option Plan in the form attached as EXHIBIT G hereto.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past practice (including with respect to quantity, quality, and frequency).

         "OTHER PURCHASERS" has the meaning set forth in the preamble to this Agreement.

         "OWNED REAL PROPERTY" the real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon or attached or appurtenant thereto or owned by the Company and located on Leased Real Property, and all easements, licenses, rights, and appurtenances relating to the foregoing.

         "PARTY" has the meaning set forth in the preamble to this Agreement.

         "PBGC" has the meaning set forth in Section 5.18(e) hereof.

         "PENSION PLAN" has the meaning set forth in Section 5.18(e) hereof.

         "PERMITTED LIENS" means (i) the matters described on SCHEDULES 5.15(a) and 5.15(b), (ii) liens for Taxes not yet due and other Taxes being contested in good faith by appropriate proceedings and for which adequate provision is made in the Audited Balance Sheet, and (iii) easements, rights of way and other similar minor encumbrances that do not materially impair the use of the Real Property subject thereto or the operation of the Company's or its Subsidiaries' business.

         "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, or other business entity or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision of business.)

         "PLAN" means any (i) employee benefit plan (as defined in Section 3(3) of ERISA), whether or not funded or terminated, (ii) employment agreement, or
(iii) personnel policy, fringe benefit plan, program or arrangement, whether or not subject to ERISA, funded or terminated, including any stock bonus, deferred compensation, pension, severance, bonus, incentive and health, life, disability or other welfare plan.

         "PRO RATA PORTION" means a fraction, the numerator of which is the number set forth opposite such Stockholder's name on SCHEDULE IA under the column "Redeemed Stock," and the denominator of which is the total number of shares of Common Stock set forth on SCHEDULE IA under the column "Redeemed Stock".

         "PURCHASE PRICE" has the meaning set forth in Section 2.2 hereof.

         "PURCHASED SHARES" has the meaning set forth in Section 2.2 hereof.

         "PURCHASERS" has the meaning set forth in the preamble to this Agreement.

         "REAL PROPERTY" means the Owned Real Property and the Leased Real Property.

         "RECAPITALIZATION" has the meaning set forth in the recitals hereof.

         "REDEEMABLE PREFERRED STOCK" has the meaning set forth in the recitals hereof.

         "REDEEMED STOCK" has the meaning set forth in the recitals hereof.

         "REDEMPTION" has the meaning set forth in Section 3.1 hereof.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement dated as of the Closing Date, by and among the Company, and the other parties thereto, in the form of EXHIBIT D hereto.

         "RELATED DOCUMENTS" means all documents and instruments to be executed by the Company in connection herewith, including the Purchased Shares, the Subordinated Notes, the Stockholders Agreement, the Registration Rights Agreement, the Amended Articles, the Sublease and the Employment Agreement.

         "REPAID INDEBTEDNESS" has the meaning set forth in Section 3.3 hereof.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

         "SENIOR CREDIT FACILITY" has the meaning set forth in the recitals hereof.

         "SERIES A PREFERRED" has the meaning set forth in the recitals hereof.

         "STOCK PURCHASE" has the meaning set forth in the recitals hereof.

         "STOCKHOLDERS" has the meaning set forth in the preamble to this Agreement.

         "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement, dated as of the Closing Date, by and among the Company and the other parties thereto, in the form of EXHIBIT C hereto.

         "SUBLEASE" means the Sublease dated as of the Closing Date, by and between the Company and Dual Dynamics, Inc., in the form of EXHIBIT K hereto.

         "SUBORDINATED NOTES" has the meaning set forth in the recitals to this Agreement.

         "SUBSIDIARY" means any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or
(ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by the Company. For purposes hereof, the Company shall be deemed to have a majority ownership interest in a partnership, association or other business entity if the Company, directly or indirectly, is allocated a majority of partnership, association, or other business entity gains or losses, or is or controls the managing director or general partner (or Person having like authority) of such partnership, association or other business entity.

         "SWDA" has the meaning set forth in Section 5.19(e) hereof.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURNS" means any return, declaration, report, estimate, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TITLE COMPANY" has the meaning set forth in Section 8.1(i) hereof.

         "TRADING" has the meaning set forth in Section 5.1 hereof.

         "WARN ACT" has the meaning set forth in Section 5.18(d) hereof.

         1.2 The words "HEREIN", "HEREOF" and "HEREUNDER" refer to this Agreement as a whole and not to any particular article, section or other subdivision of this Agreement.

2.       ISSUANCE TO STOCKHOLDERS; SALE AND PURCHASE OF PURCHASED SHARES.

         2.1 Authorization. Prior to the Closing Date, the Company shall have authorized (i) the issuance and sale of the Purchased Shares and the Subordinated Notes to the Purchasers and (ii) the other transactions comprising the Recapitalization, including redemption of the Company's Common Stock from the Stockholders for the consideration contemplated hereby.

         2.2 Sale of Securities. Subject to the terms and conditions of this Agreement, the Company shall issue to the Purchasers (i) the shares of Common Stock and the shares of Redeemable Preferred Stock in the amounts set forth opposite each Purchaser's name on SCHEDULE IB (such shares of Redeemable Preferred Stock, together with the shares of Common Stock, the "Purchased Shares"), for a purchase price per share as set forth on SCHEDULE IB, and (ii) the Subordinated Notes in such aggregate principal amounts as are set forth opposite each Purchaser's name on SCHEDULE IB (such Subordinated Notes, together with the Purchased Shares, the "Purchased Securities"). The aggregate consideration paid to the Company by the Purchasers for the Purchased Securities is referred to herein as the "Purchase Price".

3.       STOCK REDEMPTION.

         3.1 Redemption of Capital Stock. Pursuant to the authorization contemplated by Section 2.1 hereof and subject to the terms and conditions set forth in this Agreement, the Parties hereto agree that each Stockholder shall offer for redemption, and the Company shall redeem (the "Redemption") from each Stockholder such Stockholder's Redeemed Stock.

         3.2 Consideration Received by Stockholders. In consideration for the Redeemed Stock, each Stockholder will receive from the Company on the Closing Date (a) cash in an amount set forth opposite each Stockholder's name on
SCHEDULE IA (the "Cash Redemption Amount"), (b) the promissory note referred to in Section 4.2(d) below, and (c) the number of shares of Series A Preferred set forth opposite such Stockholder's name on SCHEDULE IA.

         3.3 Payment of Indebtedness. Contemporaneously with the Redemption pursuant to Section 3.1, the Company shall repay to the creditors listed on
SCHEDULE 3.3 of the Disclosure Schedule all Indebtedness of the Company and its Subsidiaries as of the Closing Date listed on SCHEDULE 3.3 of the Disclosure Schedule (the "Repaid Indebtedness").

4.       CLOSING.

         4.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis, Citicorp Center, 153 East 53rd Street, New York, New York 10022-4675, at 10:00 a.m. local time, on April 18, 1997 or such other date as the Company and CEI may mutually determine in writing; provided, however, that the date on which the Closing shall occur shall automatically be extended from time to time for so long as any of the conditions precedent set forth in Section 8 shall not be satisfied or waived, subject, however, to the provisions of Section 11.1. The time and date upon which the Closing occurs is herein referred to as the "Closing Date".

         4.2 Deliveries at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

                         (a)        the Company shall deliver to each Purchaser
certificates representing (i) all of the shares of Common Stock to be purchased by such Purchaser as set forth on SCHEDULE IB, under the column "Common Stock",
(ii) all of the shares of Redeemable Preferred Stock to be purchased by such Purchaser as set forth on SCHEDULE IB, under the column "Redeemable Preferred Stock", and (iii) all of the Subordinated Notes to be issued to such Purchaser as set forth on SCHEDULE IB, under the column "Subordinated Notes";

                         (b)        each Purchaser shall pay to the Company the
aggregate consideration payable to the Company for the securities to be delivered to such Purchaser by the Company pursuant to clause (a) above as set forth on SCHEDULE IB by wire transfer or delivery of other immediately available funds on the Closing Date to an account that will be designated by the Company in writing and delivered to the Purchasers at least forty-eight hours prior to Closing;

                         (c)        each Stockholder shall surrender to the
Company the certificate(s) representing such Stockholder's portion of the Redeemed Stock, whereupon the Company shall cancel such Redeemed Stock, which shall thereafter cease to be issued and outstanding;

                         (d)        the Company shall deliver to each
Stockholder a (i) promissory note in the principal amount set forth opposite such Stockholder's name on SCHEDULE IA, in the form attached hereto as EXHIBIT I, and (ii) stand-by letter of credit issued by IBJ Schroder Bank & Trust Company (the "LC Bank") in favor of such Stockholder in a face amount equal to the principal amount set forth opposite such Stockholder's name on SCHEDULE IA in the form attached hereto as EXHIBIT M;

                         (e)        in consideration for the redemption of the
Redeemed Stock, the Company shall (i) pay to each Stockholder such Stockholder's Cash Redemption Amount as set forth on SCHEDULE IA by wire transfer or delivery of other immediately available funds on the Closing Date to the account designated by such Stockholder in writing and delivered to the Company at least forty-eight hours prior to the Closing, and (ii) deliver to each Stockholder certificates representing the Series A Preferred to be issued to such Stockholder as set forth on SCHEDULE IA; and

                         (f)        the Parties shall cause the opinions,
certificates, and other documents and instruments to be delivered pursuant to
Section 8 hereof.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS. As a material inducement to the Purchasers to purchase the Purchased Shares and Subordinated Notes and enter into and otherwise perform this Agreement, the Company and the Stockholders jointly and severally represent and warrant to each Purchaser that except as indicated on the Disclosure Schedule:

         5.1 Existence; Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nebraska and has full corporate power and authority to conduct its business and own and operate its properties as now conducted, owned, and operated. On or before the Closing Date, the Company has duly adopted and caused to be filed and to become effective the Amended Articles and the Amended Bylaws which are each in effect and binding upon the Company as of the date hereof. The Company has no Subsidiaries and owns neither directly or indirectly any equity interest (or interest convertible into equity) in any Person other than its equity interests (or interests convertible into equity) in Centurion Electronics (Shanghai) Ltd. ("Electronics") and Centurion International Trading Co., Inc. ("Trading"). Electronics is a wholly owned foreign Subsidiary of the Company and Trading is a wholly owned Subsidiary of the Company. Electronics is a corporation duly organized and validly existing under the laws of the Peoples Republic of China and has full corporate power and authority to conduct its business and own and operate its properties as now conducted, owned and operated and as the Company currently plans for it to be conducted and such properties to be owned and operated. Trading is a corporation duly organized, validly existing, and in good standing under the laws of the U.S. Virgin Islands and has full corporate power and authority to conduct its business and own and operate its properties as now conducted, owned and operated and as the Company currently plans for it to be conducted and such properties to be owned and operated. The Company is the owner of 100% of the authorized, issued and outstanding capital stock and other equity interests, if any, of Electronics and Trading. The Company has heretofore delivered to the Purchasers complete and correct copies of the Certificate of Incorporation and Bylaws or other governing instruments, as in effect as of the date hereof, of each Subsidiary and all amendments thereto, which are true and correct as of the date hereof. SCHEDULE 5.1 of the Disclosure Schedule indicates all jurisdictions where the nature of the business or the nature of the location of the assets of the Company or any Subsidiaries requires it to be licensed or qualified as a foreign corporation (except where the failure to be so licensed or qualified would not have a Material Adverse Effect) and each of the Company and each Subsidiary is so licensed or qualified and is in good standing in each jurisdiction set forth on SCHEDULE 5.1.

         5.2 Authorization and Enforceability. The Company has full power and authority and has taken all required corporate and other action necessary to permit it to (i) execute and deliver this Agreement and the Related Documents and to carry out the terms hereof and thereof, (ii) issue and deliver the Purchased Shares and Subordinated Notes, (iii) redeem the Redeemed Stock of each Stockholder, and (iv) issue and deliver the Series A Preferred. None of such actions will violate any provision of the Amended Articles or Amended Bylaws or any applicable law, regulation, order, judgment or decree, or result in the breach of or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under any material written or, to the Knowledge of the Company and the Stockholders, oral agreement, instrument, or understanding to which the Company or any of its Subsidiaries is a party or by which it is bound or by which it will become bound as a result of the transactions contemplated by this Agreement and the Related Documents. Each of this Agreement and each Related Document constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws of general application related to the enforcement of creditor's rights generally as in effect at the time, and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at equity or at law.

         5.3 Issuance of Purchased Shares and Subordinated Notes. The Purchased Shares and the Subordinated Notes have been duly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued, fully paid, and nonassessable, and free and clear of any Liens other than Liens created by the Purchasers or as otherwise contemplated by this Agreement or any Related Documents.

         5.4 Capitalization. The authorized, issued and outstanding capital stock of the Company and each of its Subsidiaries immediately prior to and upon the consummation of the Recapitalization is set forth on SCHEDULE 5.4 of the Disclosure Schedule. Each share of capital stock of the Company and each of its Subsidiaries issued and outstanding is validly issued, fully paid, and nonassessable. Immediately prior to the Recapitalization, there are no existing options, convertible securities, warrants, calls, pledges, transfer restrictions (except restrictions imposed by federal and state securities laws), Liens, rights of first offer, rights of first refusal, preemptive or other preferential rights (except as contemplated by this Agreement and the Related Documents), stock appreciation rights, phantom stock rights, profit participation or similar rights antidilution provisions or commitments of any character relating to any issued or unissued shares of capital stock of the Company or any Subsidiary other than pursuant to the Related Documents. Immediately prior to the Recapitalization, there are no outstanding contractual obligations to repurchase, redeem, or otherwise acquire any outstanding shares of capital stock of or other ownership interests in the Company or any of its Subsidiaries other than this Agreement and the Related Documents.

         5.5 Private Sale; Voting Agreements. Assuming the accuracy of the representations and warranties made by the Purchasers, the Company has not violated any applicable federal or state securities laws in connection with the offer, sale, and issuance of its capital stock. Subject to the accuracy of the Purchasers' representations contained herein, the offer, sale, and issuance of the Purchased Shares and the Subordinated Notes do not require registration under the Securities Act or any state securities laws. Except as set forth in the Related Documents or in the Amended Articles, there are no agreements or understandings with any Stockholders with respect to the voting or transfer of shares of the capital stock of the Company.

         5.6 Financial Statements. The Financial Statements (i) are true, correct and complete in all material respects, (ii) are consistent with the books and records of the Company and its Subsidiaries (which books and records are accurate and complete in all material respects), and (iii) present fairly the financial condition, results of operations, and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of the unaudited financial statements to the absence of footnote disclosure and changes resulting from normal year-end adjustments for recurring accruals, none of which would, alone or in the aggregate, have a Material Adverse Effect.

         5.7 Absence of Certain Changes.


                         (a)        Since the date of the Audited Balance Sheet,
neither the Company nor any of its Subsidiaries has:

                            (i)     incurred any Liabilities other than current
Liabilities incurred, or obligations under contracts entered into, in the Ordinary Course of Business which do not exceed $40,000 individually or $100,000 in the aggregate and Liabilities incurred in connection with the transactions contemplated by this Agreement and the Related Documents;

                           (ii)     cancelled, waived, or released any debt,
claim, or right in an amount exceeding $25,000 or other debt, claim, or right of substantial value;

                          (iii)     delayed or postponed the payment of the
accounts payable or other Liabilities outside the Ordinary Course of Business;

                           (iv)     issued any capital stock or other equity
securities or any securities convertible, exchangeable, or exercisable into any capital stock or other equity securities;

                            (v)     declared, set aside, or paid any dividend
or distribution with respect to its capital stock or redeemed, purchased or otherwise acquired any of its capital stock;

                           (vi)     sold, leased, assigned, or otherwise
transferred any of its tangible assets, other than sales of inventory in the Ordinary Course of Business and for a fair consideration and use of supplies in the Ordinary Course of Business;

                          (vii)     sold, leased, assigned, licensed, or
otherwise transferred any Intellectual Property or other intangible assets;

                         (viii)     permitted any of its assets, tangible or
intangible, to become subject to any Lien (other than any Permitted Lien) which are not to be released at Closing;

                           (ix)     made any capital expenditures or
commitments, or series thereof, involving more than $100,000, individually or in the aggregate, or made outside the Ordinary Course of Business;

                            (x)     other than its  investment in Electronics
(which aggregate investment does not exceed $650,000 as of the date hereof) and its investment in Trading (which aggregate investment does not exceed the amount of its paid-in capital as of the date hereof) the Company has not made any direct or indirect (whether through a foreign subsidiary or otherwise) commitment to invest or investment, and does not own any property located, in any jurisdiction other than a jurisdiction within the United States of America; provided, that the Company has a remaining $250,000 commitment to make an investment in Electronics and no commitments to make further investments in Trading;

                           (xi)     written off as uncollectible any accounts
receivable other than in the Ordinary Course of Business and for amounts not greater than $25,000;

                          (xii)     suffered any damage, destruction, casualty,
or loss, whether or not covered by insurance policies which in the aggregate exceeds $50,000;

                         (xiii)     terminated or amended other than in the
Ordinary Course of Business, suffered the termination or amendment of, failed to perform in any material respect all of its obligations or suffered or permitted any material default to exist under, any material agreement, contract, license, or permit;

                          (xiv)     made any loans or advances to, guarantees
for the benefit of, or any investments (including any intercompany advance) in any Person, other than advances to employees in the Ordinary Course of Business that do not exceed $10,000 individually or $25,000 in the aggregate;

                           (xv)     paid any amount to or entered into any
agreement, arrangement or transaction with any Affiliate (including its officers, directors, or employees);

                          (xvi)     granted any increase in the compensation of
any officer or employee or made any other change in the employment terms of any officer or employee;

                         (xvii)     made any material change in any method of
accounting or accounting practice;

                        (xviii)     entered into any other material transaction
other than in the Ordinary Course of Business;

                          (xix)     suffered or caused any occurrence, event,
or transaction that is reasonably likely to have a Material Adverse Effect; or

                           (xx)     agreed, in writing or otherwise, to any of
the foregoing.

None of the foregoing representations and warranties shall be deemed to have been breached by virtue of the entry of the Company and the Stockholders into this Agreement or the consummation of the transactions contemplated by this Agreement or any of the Related Documents.

                  (b) Since the date of the Audited Balance Sheet, there has been no Material Adverse Change.

         5.8 Litigation. Except as set forth on SCHEDULE 5.8 of the Disclosure Schedule, there is no Litigation pending or, to the best Knowledge of the Company and the Stockholders, threatened against or affecting (i) any of the Company or its Subsidiaries or any assets or properties of the Company or any Subsidiary, or (ii) any officer or director of the Company or its Subsidiaries, which is reasonably likely to have a Material Adverse Effect on the ability of any officer or director to participate in the affairs of the Company and/or its Subsidiaries (in each case, if adversely determined, and without regard to whether the defense thereto or Liability in respect thereof is covered by insurance policies or any indemnity, contribution, cost sharing or similar agreement or arrangement by or with any other Person). The Company and the Stockholders have no knowledge of any basis for any such Litigation.

         5.9 Licenses, Compliance with Law, Other Agreements, Etc. Each of the Company and its Subsidiaries has all franchises, permits, licenses, and other rights reasonably required of it to allow it to conduct its business and is not in violation of any order or decree of any court, or of any law, order or regulation of any Governmental Agency, and neither this Agreement nor the Related Documents nor the transactions contemplated hereby or thereby will result in any such violation. Except as set forth on SCHEDULE 5.9 of the Disclosure Schedule, the business of each of the Company and its Subsidiaries has been conducted in compliance with all federal, state and local laws, ordinances, rules and regulations, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

         5.10 Third-Party Approvals. Assuming the accuracy of the representations and warranties of each Purchaser contained in Section 7 of this Agreement and except as set forth on SCHEDULE 5.10 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is required to obtain any order, consent, waiver, approval, or authorization of, or to make any declaration or filing with (including, without limitation, under any state securities or "blue sky" laws), any Governmental Agency or other third party in connection with the execution and delivery of this Agreement or the Related Documents, or the consummation of the transactions contemplated hereby or thereby to occur on the Closing Date.

         5.11 Absence of Undisclosed Liabilities; Indebtedness for Borrowed Money. Except as set forth on SCHEDULE 5.11 of the Disclosure Schedule, the Company has no Liabilities except (i) as and to the extent of the amounts reflected or reserved against on the Audited Balance Sheet or (ii) Liabilities and obligations that have arisen after the date of the Audited Balance Sheet in the Ordinary Course of Business. Except as set forth on SCHEDULE 5.11 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Indebtedness for borrowed money.

         5.12 Assets. Except as set forth on SCHEDULE 5.12 of the Disclosure Schedule, the Company and each of its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the assets and properties used in connection with the conduct of its business, located on their premises or shown on the Audited Balance Sheet or acquired thereafter, free and clear of any Lien (other than Permitted Liens). Except as set forth on SCHEDULE
5.12 of the Disclosure Schedule, such assets and properties, taken as a whole, are free from any material defects, have been maintained in accordance with normal industry practice and any regulatory standard or procedure to which such assets and properties are subject, are in an operating condition and repair (subject to normal wear and tear) adequate and suitable for the purposes for which such assets and properties are presently used.

         5.13 Suppliers and Customers. SCHEDULE 5.13 of the Disclosure Schedule lists, as of February 1, 1997, each of the ten largest suppliers and the ten largest customers of the Company and its Subsidiaries based on prior twelve month purchases and sales, respectively. Except as listed on SCHEDULE 5.15 of the Disclosure Schedule, (i) no single supplier, third-party contractor, or customer is materially important to the business of the Company or its Subsidiaries, (ii) no supplier, third-party contractor, or customer of the Company or its Subsidiaries has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, its relation ship with the Company or its Subsidiaries or has during the last 12 months decreased materially, or threatened to decrease or limit materially, its services, supplies, or materials to the Company or its Subsidiaries or its usage or purchase of the services or products of the Company or its Subsidiaries, and (iii) to the Knowledge of the Company and the Stockholders, no supplier or third-party contractor has taken any action that is reasonably likely to have a Material Adverse Effect on the quality of the goods that it supplies to the Company or its Subsidiaries. The consummation of the Recapitalization is not reasonably anticipated to have a Material Adverse Effect on the relationship of the Company or any of its Subsidiaries with any such supplier or customer.

         5.14     Real Property.

                  (a) SCHEDULE 5.14(a) of the Disclosure Schedule contains a complete and correct list of all Owned Real Property, which list sets forth the address and owner of each parcel of Owned Real Property together with a true and complete legal description of each such parcel. The Company has good, valid, and marketable fee simple title to the Owned Real Property, free and clear of any Liens other than Permitted Liens.

                  (b) SCHEDULE 5.14(b) of the Disclosure Schedule contains a complete and correct list of all Leases, which list sets forth the address, landlord, and tenant for each Lease, together with the date of each Lease including all amendments thereto. The Company has delivered to the Purchaser correct and complete copies of the Leases. Each Lease is legal, valid, binding, in full force and effect and enforceable against each party thereto. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder. To the best of the Knowledge of the Company and the Stockholders, the Company or any Subsidiary has good and valid title to the leasehold estate under its Leases free and clear of any Liens other than Permitted Liens. The Company enjoys peaceful and undisturbed possession under its respective Leases for the Leased Real Property. Except as described on SCHEDULE 5.14(b) of the Disclosure Schedule, no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

                  (c) The Real Property constitutes all the real property owned, leased, occupied, or otherwise used or held for use by the Company and its Subsidiaries.

                  (d) The Company has not received any written notice of any proceedings in eminent domain or other similar proceedings pending or, to the Knowledge of the Company and the Stockholders, threatened affecting any portion of the Real Property. There exists no writ, injunction, decree, order, or judgment outstanding, or any litigation, pending or, to the Knowledge of the Company and the Stockholders, threatened, relating to the ownership, lease, use, occupancy, or operation by any Person of any Real Property.

                  (e) To the Knowledge of the Company and the Stockholders, the present use and operation of the Real Property in the conduct of the business does not violate any instrument of record or agreement affecting the Real Property. There is no violation of any covenant, condition, restriction, easement, or agreement, or order or any governmental authority that materially affects the Real Property or the ownership, operation, use or occupancy thereof. No damage or destruction has occurred as of the date hereof with respect to any of the Real Property that, individually or in the aggregate, would have or result in a Material Adverse Effect.

                  (f) Other than the Company or its Subsidiaries, there are no parties in possession or parties having any rights to occupy any of the Real Property. To the Knowledge of the Company and the Stockholders, the improvements located on the Real Property contain no material structural defects. The Real Property and all plants, buildings, and improvements located thereon do not violate in any material respect any applicable building, zoning and other laws, ordinances, rules and regulations. All permits, licenses, and other approvals necessary to the current occupancy and use of the Real Property have been obtained, are in full force and effect, and the Company has received no written notice of any violation of such permits, licenses, and approvals.

         5.15     Agreements.

                  (a) Set forth on SCHEDULE 5.15(a) of the Disclosure Schedule is a list of each agreement, arrangement, or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (a complete and correct copy or, if oral, a description of each of which has been delivered to the Purchaser):

                            (i)     for the lease of personal property from or
to third parties providing for annual lease payments to any single lessor or from any single lessee in excess of $50,000;

                           (ii)     for the purchase, distribution or sale of
supplies, products or other personal property or for the furnishing or receipt of information or services, in each case calling for performance over a period of more than six months and involving more than $10,000;

                          (iii)     relating to the acquisition by the Company
or any of its Subsidiaries of any entity or all or substantially all of the assets of any Person;

                           (iv)     under which it has created, incurred or
assumed (or may create, incur or assume) Indebtedness involving more than $10,000 or pursuant to which a Lien is or may be imposed on any of its tangible or intangible assets (other than any such agreement, arrangement or understanding which is being terminated at or prior to Closing);

                            (v)     for the license of Intellectual Property or
the payment of royalties (whether as licensee or licensor or payor or payee) or any other agreement providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

                          (vi)      concerning confidentiality or secrecy;

                          (vii)     purporting to limit the right of the
Company or any of its Subsidiaries to compete in any line of business, with any Person or in any geographic area;

                         (viii)     with any director, officer, employee, or
other Affiliate of the Company or any Subsidiary (including any involving employment or severance) or any of their respective Affiliates;

                           (ix)     relating to indemnification obligations in
favor of any Person;

                            (x)     under which is created any restriction on
the ability of the Company or any of its Subsidiaries to (a) pay dividends or make similar distributions, (b) make loans or advances to any Person, or (c) sell, lease, or transfer any of their respective properties or assets, except in each case for Permitted Liens, or any instrument governing any outstanding debt of the Company or pursuant to which the Company must maintain or not violate any financial covenant (other than any such mortgage, lien, pledge, charge, security interest, or encumbrance combining any such restrictions which are terminated on or prior to Closing);

                           (xi)     the consequences of a default or
termination of which is reasonably likely to have a Material Adverse Effect;

                          (xii)     otherwise involving the receipt or
expenditure of more than $100,000 or not entered into in the Ordinary Course of Business; and

                         (xiii)     otherwise material to the business of the
Company or any of its Subsidiaries.

None of the foregoing representations and warranties shall be deemed to have been breached by virtue of the entry of the Company or the Stockholders into this Agreement or the consummation of the transactions contemplated in this Agreement or any of the Related Documents.

                  (b) Except as set forth on SCHEDULE 5.15(B) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in material default, nor, to the Knowledge of the Company and the Stockholders, is there any basis for any valid claim of material default, and no event has occurred which, with notice or lapse of time, would constitute a material default, under any agreement, arrangement, or understanding required to be set forth on SCHEDULE 5.15(A) of the Disclosure Schedule and, except as set forth on SCHEDULE 5.15(B) of the Disclosure Schedule, to the best Knowledge of the Company and the Stockholders, no other Person is in material default under any such agreement. No defaults set forth on SCHEDULE 5.15(B) of the Disclosure Schedule, either individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

         5.16     Intellectual Property.

                  (a) Set forth on SCHEDULE 5.16(A) of the Disclosure Schedule is a list of all: (i) patented and registered Intellectual Property and pending patent applications and applications for the registration of Intellectual Property, in each case owned by the Company or any of its Subsidiaries; (ii) trade or corporate names used by the Company or its Subsidiaries; (iii) material unregistered trademarks owned or used by the Company or any of its Subsidiaries;
(iv) licenses and other rights granted by the Company or any of its Subsidiaries to any third party or by any third party to the Company or any of its Subsidiaries, in each case with respect to Intellectual Property (other than licenses of mass-marketed computer software that does not require the licensor's consent for transfer) (a complete and correct copy or, if oral, a description of each of which has been delivered to Purchaser); and (v) computer software (other than mass-marketed software with a license fee of less than $1,000) and data bases owned or used by the Company or any of its Subsidiaries.

                  (b) (i) The Company or a Subsidiary owns or has a valid license to use all Intellectual Property necessary for the operation of its business as currently conducted or proposed to be conducted, free and clear of any Liens or other encumbrances; (ii) no claim by any third party contesting the validity, enforceability, ownership or use of any of the Intellectual Property owned or used by the Company or its Subsidiaries has been made to the Company or any of its Subsidiaries, is currently outstanding, or, to the Knowledge of the Company and the Stockholders, is threatened, and there are no grounds for such a claim; (iii) the loss or expiration of any individual Intellectual Property right or related group of Intellectual Property rights owned or used by the Company or any of its Subsidiaries would not have a Material Adverse Effect, and no such loss or expiration is, to the Knowledge of the Company and the Stockholders, threatened, pending, or reasonably foreseeable; (iv) neither the Company nor any of its Subsidiaries has received any notice of, and is not aware of any facts that would indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property owned or used by the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received any offers by a third party to license such person's intellectual property in connection with any dispute; (v) neither the Company nor any of its Subsidiaries has infringed, misappropriated, or otherwise conflicted with any Intellectual Property or other proprietary right of any third party, and the Stockholders are not aware of any infringement, misappropriation, or conflict that will occur as a result of the continued operation of its business as currently conducted or proposed to be conducted; and (vi) the Company or a Subsidiary, as applicable, has taken all necessary action to maintain and protect the Intellectual Property owned or used by it and which is material to its business and the Company will continue to maintain and protect such Intellectual Property so as not to affect adversely the validity or enforceability of such Intellectual Property.

         5.17 Employees. Except as set forth on SCHEDULE 5.17 of the Disclosure Schedule, since the date of the Audited Balance Sheet, no key employee and no group of employees has terminated, or to the Knowledge of the Company and the Stockholders plans to terminate, employment with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has it experienced within the past five (5) years any strike, material grievance, material claim of unfair labor practice or other collective bargaining dispute. To the Knowledge of the Company and the Stockholders, there is no organizational effort being made or threatened by or on behalf of any labor union with respect to its employees. Neither the Company nor any of its Subsidiaries has committed any unfair labor practice or materially violated any federal, state or local law or regulation regulating employers or the terms and conditions of its employees' employment, including laws regulating employee wages and hours, employment discrimination, employee civil rights, equal employment opportunity and employment of foreign nationals except as set forth on SCHEDULE 5.17 of the Disclosure Schedule. Set forth on SCHEDULE 5.17 of the Disclosure Schedule is a list of (i) all agreements between the Company or any of its Subsidiaries and any employee thereof, and (ii) any bonus or special payment obligation of the Company payable in connection with the sale, acquisition, or change of control of the Company or any of its Subsidiaries. Set forth on SCHEDULE 5.17 of the Disclosure Schedule is a list dated as of February 3, 1997 of all of the Company's employees with their current rate of base compensation, title, and years of service.

         5.18     Employee Benefits.

                  (a) Set forth on SCHEDULE 5.18 of the Disclosure Schedule is a list of all Plans contributed to, maintained, or sponsored by the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is obligated to contribute or with respect to which the Company or any of its Subsidiaries has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by a member of the controlled group of companies which include the Company or any of its Subsidiaries, within the meaning of Section 414 of the Code (the "Controlled Group") (or with respect to which any such Controlled Group member has any direct or indirect liability or potential liability), of which the Company is or was a member, to the extent the Company has any liability or potential liability with respect to such Plan.

                  (b) Neither the Company nor any of its Subsidiaries has any obligation to contribute to and no liability or potential liability (including actual or potential withdrawal liability) with respect to any "multiemployer pension plan", as such term is defined in Section 3(37) of ERISA, or with respect to any employee benefit plan of the type described in Section 4063 and 4064 of ERISA or in Section 413(c) of the Code (and the regulations promulgated thereunder).

                  (c) Neither the Company nor any of its Subsidiaries contributes to nor has any liability or potential liability with respect to any Plan which provides health, life insurance or accident benefits to former employees or their spouses or dependents, other than in accordance with Section 4980B of the Code ("COBRA") or similar state continuation coverage law. The Company has complied in all material respects with the requirements of COBRA.

                  (d) None of the Plans obligates the Company or any of its Subsidiaries to pay separation, severance or termination benefits solely as a result of any transaction contemplated by this Agreement or by the Related Documents or as a result of a "change of control" as such term is defined in
Section 280(g) of the Code. The Company has not taken any action that would, and the transactions contemplated hereby will not, result in any liability to the Company or a Subsidiary under the Worker Adjustment Retraining and Notification Act of 1988, as amended ("WARN Act"), or any similar state or local law or regulation.

                  (e) With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA (a "Pension Plan"), all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Code) shall have been made. As of the Closing Date, the fair market value of the assets of each Pension Plan equals or exceeds the present value of all accrued liabilities thereunder determined in accordance with applicable Pension Benefit Guaranty Corporation ("PBGC") methods, factors and assumptions applicable to each such Pension Plan terminating on such date. No Pension Plan has incurred any "accumulated funding deficiency," as such term is defined in ERISA and the Code, whether or not waived. No liability to the PBGC (except for routine payment of premiums) has been or is expected to be incurred with respect to any Pension Plan, no reportable event for which the 30 day notice requirement has not been waived has occurred with respect to any Pension Plan and the PBGC has not commenced or threatened the termination of any Pension Plan. None of the assets of the Company is subject to any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, and the Company has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code. No underfunded defined benefit pension plan has been, during the five years preceding the Closing Date, transferred out of the Controlled Group. With respect to each other Plan, all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made.

                  (f) Except as set forth on SCHEDULE 5.18 of the Disclosure Schedule, each Plan and insurance contract has been maintained, funded and administered in compliance in all material respects with its terms and all applicable laws and regulations, including ERISA and the Code. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the adoption of a standardized prototype plan which has received a favorable determination letter from the IRS. The Company has complied in all material respects with all applicable reporting and disclosure requirements with respect to each Plan. Neither the Company nor, to the Knowledge of the Company and the Stockholders, the administrator of any Plan nor other Person has engaged in any transaction with respect to any Plan which is reasonably likely to subject the Company, the Purchasers, or any trustee or administrator of such Plan, or any party dealing with such Plan, to any material tax or penalty (civil or otherwise) imposed by ERISA or the Code. No actions, suits, investigations or claims with respect to the Plans (other than routine claims for benefits) or, to the Knowledge of the Company and the Stockholders, with respect to any fiduciary or other person dealing with any Plan are pending or, to the Knowledge of the Company and the Stockholders, threatened and, to the Knowledge of the Company and the Stockholders, there are no facts which are likely to give rise to or be expected to give rise to any such actions, suits, investigations or claims.

                  (g) With respect to each Plan, the Company has provided the Purchaser with copies, to the extent applicable, of the Plan, the IRS favorable determination letter, latest filed Form 5500 (including all attached thereto) and actuarial report.

         5.19     Environment, Health and Safety.

                  (a) Each of the Company and its Subsidiaries has complied and is in compliance in all material respects with all Environmental and Safety Requirements.

                  (b) Without limiting the generality of the foregoing, each of the Company and its Subsidiaries has obtained and complied with in all material respects, and is in material compliance with, all permits, licenses, and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its business. A list of all such permits, licenses, and other authorizations is set forth on SCHEDULE 5.19 of the Disclosure Schedule.

                  (c) Neither the Company nor any of its Subsidiaries has received any written or oral notice, report, or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial, or corrective obligations, relating to any of the Company, its Subsidiaries, or its facilities arising under Environmental and Safety Requirements.

                  (d) None of the following exists at any property or facility operated by the Company or its Subsidiaries:

                            (i)     underground storage tanks;

                           (ii)     asbestos-containing material in any form or
condition;

                          (iii)     materials or equipment containing
polychlorinated biphenyls; or

                          (iv)      landfills, surface improvements, or
disposal areas.

                  (e) Neither the Company nor any of its Subsidiaries has (i) treated, stored, disposed of, arranged for, or permitted the disposal of, transported, handled, or released any substance, including, without limitation, any hazardous substance, or (ii) owned or operated any facility or property (and no such facility or property is contaminated by any such substance), in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA"), or any other Environmental and Safety Requirements.

                  (f) Neither the Company nor any of its Subsidiaries has, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

                  (g) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup or notification or consent of government agencies or any Person pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements.

                  (h) Without limiting the foregoing, no facts, events, or conditions relating to the past or present facilities, properties or operations of the Company or its Subsidiaries will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resource damage.

         5.20 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or its Subsidiaries.

         5.21 Guaranties. Except in connection with the collection of bank deposits and instruments in the Ordinary Course of Business, neither the Company nor its Subsidiaries is a guarantor or is otherwise liable for any Liability (including Indebtedness) of any other Person.

         5.22 Transactions With Affiliates; Dual Dynamics, Inc. Relationship. Except for the Employment Agreement and the Sublease or as otherwise set forth on SCHEDULE 5.21 of the Disclosure Schedule, neither the Company nor its Subsidiaries has entered into any agreement, arrangement, or transaction with any of their respective Affiliates within the past twelve months, and none of their respective Affiliates owns any asset, property, or right, tangible or intangible, that is used in the Company's business.

         5.23     Tax Matters.

                  (a) The election under Section 1362(a) of the Code with respect to the Company has been validly and continuously in effect from December 31, 1986 through October 1, 1996.

                  (b) Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (c) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (d) There is no dispute or claim concerning any Tax Liability of any of the Company and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the Stockholders and the directors and officers (and employees responsible for Tax matters) of the Company and its Subsidiaries has knowledge. The Stockholders have delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by any of the Company and its Subsidiaries since December 31, 1993.

                  (e) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (f) None of the Company and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries has (A) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) any Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treas. Reg.
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (g) SCHEDULE 5.23(g) of the Disclosure Schedule sets forth the following information with respect to each of the Company and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Company or Subsidiary in its assets;
(B) the basis of the stockholder(s) of the Subsidiaries in their stock (or the amount of any excess loss account, as defined in Treas. Reg. Section 1.1502-19);
(C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or Subsidiary; and (D) the amount of any deferred gain or loss allocable to the Company or Subsidiary arising out of any deferred intercompany transaction (as defined in Treas. Reg. Section 1.1502-13).

                  (h) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the date of Audited Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Audited Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

         5.24 Insurance. Set forth on SCHEDULE 5.24 of the Disclosure Schedule is a list and summary description of all policies (including scope, duration and amount of coverage) of fire, liability, product liability, worker's compensation and other forms of insurance (excluding employee benefit insurance covered by Section 5.18 above) currently in effect with respect to the Company, its business and assets. Neither the Company nor any of its Subsidiaries is in default with respect to its material obligations under any insurance policy maintained by it, and neither the Company nor any of its Subsidiaries has been denied insurance coverage. To the best Knowledge of the Company and the Stockholders, the insurance coverage of the Company and its Subsidiaries covers risks of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business. Except as set forth on
SCHEDULE 5.24, the Company and its Subsidiaries do not have any self-insurance or co-insurance programs, and the reserves set forth on the Audited Balance Sheet are adequate to cover all reasonably anticipated liabilities with respect to any such self-insurance or co-insurance programs.

         5.25 Brokers. Except as set forth on SCHEDULE 5.25 of the Disclosure Schedule, neither the Company nor its Subsidiaries is obligated to pay, and has not retained any broker or finder or other Person who is entitled to, any broker's or finder's fee or any other commission or financial advisory fee in connection with the transactions contemplated hereby or by the Related Documents. The foregoing representation shall not be deemed breached by any fee or other commission payable by the Company by virtue of the Purchasers' activity with respect to the transactions contemplated by this Agreement and the Related Documents.

         5.26 Definition of Knowledge. For purposes of this Agreement, the "Knowledge of the Company and the Stockholders" shall be deemed to be limited to the actual knowledge as of the Closing Date of Gary L. Kuck, Susan J. Kuck, Lance J. Kuck, Scott M. Kuck, Steven C. Bowles, Thomas M. Cochran, Brad P. Hoffman, Monty D. Rohde, and Dixie L. Davis.

         Except to the extent set forth herein or in the Related Documents, the Company and the Stockholders make no express or implied warranty of any kind whatsoever, including, without limitation, any representation as to the physical condition or value of any of the assets of the Company or the future profitability or future earnings performance or prospects of the Company and its Subsidiaries or the future profitability or future earnings of any of the Company's customers and suppliers. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

6. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder, individually for himself or herself only, hereby severally represents and warrants to the Purchasers as follows:

         6.1 Authorization and Enforceability. Stockholder has full legal right, capacity, and power to execute, deliver, and perform this Agreement and the Related Documents to be executed by the Stockholder. Each of this Agreement and each Related Document to be executed by the Stockholder constitute a legal, valid, and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws of general application related to the enforcement of creditor's rights generally as in effect at the time, and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at equity or at law.

         6.2 Shares. Stockholder owns, beneficially and of record, such Stockholder's Redeemed Stock, free and clear of any Liens. Upon the delivery of and payment for the Redeemed Stock at the Closing as provided for pursuant to the terms of this Agreement, the Company will acquire good, valid, and marketable title to such Redeemed Stock, free and clear of any Lien other than any Lien created by the Company.

         6.3 No Conflicts. The (i) execution, delivery, and performance by the Stockholder of this Agreement do not, (ii) execution, delivery, and performance by the Stockholder of the agreements, certificates, and instruments to be executed and delivered by the Stockholder pursuant hereto will not, and (iii) consummation of the transactions contemplated hereby and thereby will not, conflict with, result in a breach of any term of, constitute a default under, or result in the acceleration of any obligation under (a) any agreement or instrument to which such Stockholder is a party, by which such Stockholder is bound, or to which the Redeemed Stock held by such Stockholder are subject, or
(b) any judgment, decree, order, statute, rule or regulation to which such Stockholder is subject, by which such Stockholder is bound or to which the Redeemed Stock held by such Stockholder is subject. No consent or authorization of or filing with any court or other governmental authority is required of each Stockholder in connection with each Stockholder's execution, delivery, or performance of this Agreement.

         6.4 HSR Matters. As of the date hereof, none of the Stockholders constitutes a $100 million person for purposes of the HSR Act, after giving effect to all attribution rules applicable to such person under the HSR Act.

7. REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER. Each Purchaser represents and warrants to the Company and the Stockholders as follows:

         7.1 Authorization and Enforceability. Such Purchaser has taken all action necessary to permit it to execute and deliver this Agreement, the Related Documents, and the other documents and instruments to be executed by it pursuant hereto and to carry out the terms hereof and thereof. This Agreement, the Related Documents, and each such other document and instrument, when duly executed and delivered by such Purchaser, will constitute a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

         7.2 Government Approvals. Such Purchaser is not required to obtain any order, consent, approval, or authorization of, or to make any declaration or filing with, any Governmental Agency in connection with the execution and delivery of this Agreement, the Related Documents and the other documents and instruments to be executed by it pursuant hereto or the consummation of the transactions contemplated hereby and thereby.

         7.3 Investment. Such Purchaser (a) has been informed by the Company that the Purchased Shares have not been and will not be registered under the Securities Act or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Purchased Shares for its own account, with no present intention of selling or otherwise distributing the Purchased Shares to the public, (c) is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Purchased Shares, (d) has had the opportunity to ask questions of and receive information and answers from officers of the Company regarding the Purchased Shares, the Company and its business, prospects, and financial condition, and (e) is an "Accredited Investor" as defined in Regulation D under the Securities Act. Such Purchaser's state of residence is indicated below its name on SCHEDULE IB hereto.

         7.4 No Conflicts. The (i) execution, delivery, and performance by such Purchaser of this Agreement does not, (ii) execution, delivery, and performance by such Purchaser of the agreements, certificates, and instruments to be executed and delivered by such Purchaser pursuant hereto will not, and (iii) consummation of the transactions contemplated hereby and thereby will not, conflict with, result in a breach of any term of, constitute a default under, or result in the acceleration of any obligation under (a) any agreement or instrument to which such Purchaser is a party or by which such Purchaser is bound, or (b) any judgment, decree, order, statute, rule or regulation to which such Purchaser is subject or by which such Purchaser is bound. No consent or authorization of or filing with any court or other governmental authority is required of such Purchaser in connection with such Purchaser's execution, delivery, or performance of this Agreement.

         7.5 Brokers. Such Purchaser is not obligated to pay, and has not retained any broker or finder or other Person who is entitled to, any broker's or finder's fee or any other commission or financial advisory fee in connection with the transactions contemplated by this Agreement and the Related Documents.

         7.6 HSR Matters. As of the date hereof, CEI does not constitute a $100 million person for purposes of the HSR Act, after giving effect to all attribution rules applicable to such person under the HSR Act.

8. CONDITIONS PRECEDENT.

         8.1 Conditions Precedent to the Obligations of the Purchasers. The obligations of each Purchaser to consummate the transactions contemplated hereby are subject to satisfaction or written waiver at or prior to Closing of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company and the Stockholders contained herein and in any writing delivered pursuant hereto shall be true and correct when made and are true and correct in all material respects at and as of the Closing;

                  (b) Approvals. The Company shall have received all material authorizations, consents, and approvals of governments and Governmental Agencies set forth on SCHEDULE 5.10 of the Disclosure Schedule, all of which shall be in form and substance reasonably satisfactory to the Purchasers;

                  (c) No Action. No written notice has been received by any Party to this Agreement that any action, suit, investigation, or proceeding is pending or overtly threatened before any court or Governmental Agency to restrain, prohibit, or collect damages as a result of or otherwise challenge this Agreement or any Related Document or any transaction contemplated hereby or thereby;

                  (d) Articles of Incorporation. The Company's Articles of Incorporation shall have been amended and restated to be in the form of the Amended Articles. The Amended Articles shall have been filed with the Secretary of State of Nebraska, shall be in full force and effect under the laws of the State of

Nebraska as of the Closing, and no further amendments or modifications shall have been made to the Company's Articles of Incorporation;

                  (e) Bylaws. The Company's Bylaws shall have been amended and restated in the form of the Amended Bylaws. The Company's Bylaws shall be in full force and effect as of the Closing as so amended and restated and shall not have been further amended or modified;

                  (f) Opinion. The Purchasers shall have received the written opinion of Altheimer & Gray, counsel for the Company, in the form of EXHIBIT F hereto;

                  (g) Agreements. The Related Documents shall have been entered into by each of the Persons thereto and delivered to the Purchasers and shall be in full force and effect;

                  (h) Termination of Existing Options, Warrants and Other Rights. Any option, warrant, or other right to purchase the capital stock of the Company or any of its Subsidiaries pursuant to any employee or director compensation plan or otherwise shall have been exercised, canceled, redeemed, or otherwise terminated on or prior to the Closing Date;

                  (i) Real Property.

                           (i) A title insurance company selected by the
Purchasers (the "Title Company") shall be willing to insure at standard rates the Company's or the applicable Subsidiary's marketable title in and to the Owned Property in fee simple, and Lender's mortgage lien on the Owned Property, free and clear of all Liens, defects, claims or rights of possession, (other than Permitted Liens), including such endorsements and affirmative coverages as the Purchasers and Lender shall reasonably require including without limitation non- imputation endorsements. The Stockholders shall provide all such affidavits and indemnities as the Title Company reasonably shall require in order to afford such coverages.

                           (ii) The Purchasers shall have received a survey of
each Owned Property conforming to the Minimum Standard Detail Requirements, jointly established and approved in 1992 by ALTA and ACSM certified to the Company, Lender and the Title Company and showing no encroachments or encumbrances other than Permitted Liens.

                          (iii) All Real Property shall be in substantially the
same condition and repair as that on the date of this Agreement, reasonable wear and tear excepted.

                           (iv) Purchaser shall have received (x) from each
landlord under a Lease an estoppel and (y) from each landlord under a Lease described in Schedule 5.17(b) as requiring consent, a consent to the transactions contemplated by this Agreement, in each case in form and substance reasonably satisfactory to the Purchasers. Lender shall have received from each landlord under a Lease designated by Lender an agreement regarding the subordination to Lender of such landlord's lien against personal property on the applicable demised premises and such other matters as Lender reasonably may require; and

                  (j) Certificates. The Company shall have delivered to the Purchasers certificates of a duly authorized officer of the Company, each dated as of the Closing Date, (A) stating that the conditions set forth in clauses (c) through (d), (f), (g) and (h) have been satisfied, and (B) setting forth the resolutions of the board of directors of the Company authorizing the execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby and certifying that such resolutions were duly adopted and have not been rescinded or amended and such other documents relating to the transactions contemplated hereby.

         8.2 Conditions Precedent to the Obligations of the Company and the Stockholders. The obligations of the Company and the Stockholders hereunder are subject to satisfaction or written waiver at or prior to the Closing of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Purchasers contained herein and in any writing delivered pursuant hereto shall be true and correct when made and at and as of the Closing;

                  (b) Performance of Obligations. All acts or covenants required hereunder to be performed by the Purchasers at or prior to the Closing shall have been fully performed;

                  (c) No Action. No action, suit, investigation, or proceeding shall be pending or threatened before any court or Governmental Agency to restrain, prohibit, collect damages as result of or otherwise challenge this Agreement;

                  (d) Purchase Price. The Company shall have received the Purchase Price;

                  (e) Opinion. The Company and the Stockholders shall have received the written opinion of Kirkland & Ellis, counsel for each of CEI and Prudential Private Equity Investors III, L.P., in the form of EXHIBIT L hereto; and

                  (f) Terms of Senior Credit Facility. The terms contained in the Senior Credit Facility shall not prohibit or otherwise restrict the Company from performing its obligations under the Amended Articles, so long as the Company is not in default thereunder.

9. PRE-CLOSING COVENANTS.

         9.1 Further Assurances. Each Party agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Recapitalization and the transactions contemplated thereby, including using reasonable efforts to satisfy the conditions precedent to the obligations of any Party, to obtain all reasonably necessary orders, consents, waivers approvals or authorizations, and to effect all reasonably necessary filings. Each of the Parties will furnish to the other Parties such reasonably necessary information, subject to Section 9.6(b), and reasonable assistance as such other Parties may reasonably request in connection with the foregoing. Each Party shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated by the Recapitalization. Without limiting the foregoing, the Company agrees on behalf of itself and its Subsidiaries to use reasonable efforts to assist the Purchasers in establishing the Senior Credit Facility (including supplying all reasonably necessary financial and other information).

         9.2 Notice of Developments. The Company and the Stockholders will give prompt written notice to the Purchasers of any development causing a breach of any of the representations and warranties in Sections 5 and 6 above, respectively, or any of the covenants in this Section 9 and the Purchasers will give prompt written notice to the Company of any development causing a breach of any of the representations and warranties in Section 7 above.

         9.3 Transfer of Stock. From the date hereof through the Closing Date, the Company shall not, and the Stockholders should not permit the Company to, record or acknowledge any sale, transfer, assignment, pledge or other disposing of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in any capital stock of the Company.

         9.4 Conduct of the Business. From the date hereof to the Closing Date, the Company shall and the Stockholders shall use reasonable efforts to not permit the Company or any of its Subsidiaries to:

                  (a) incur any Liabilities other than current Liabilities incurred, or obligations under contracts entered into, in the Ordinary Course of Business that do not exceed $25,000 individually or $100,000 in the aggregate and Liabilities incurred in connection with the transactions contemplated by this Agreement and the Related Documents;

                  (b) cancel, waive, or release any debt, claim, or right outside the Ordinary Course of Business;

                  (c) other than pursuant to the terms hereof, issue any capital stock or other equity securities or any securities convertible, exchangeable, or exercisable into any capital stock or other equity securities;

                  (d) other than pursuant to the terms hereof, declare, set aside, or pay any dividend or distribution with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock excluding distributions of amounts which were held as deposits by the IRS and have been refunded;

                  (e) sell, lease, assign, or otherwise transfer any of its tangible assets, other than in the Ordinary Course of Business;

                  (f) sell, lease, assign, license or otherwise transfer any Intellectual Property or other intangible assets outside the Ordinary Course of Business or fail to protect its interest in or to, or fail to maintain any Intellectual Property, or other intangible asset;

                  (g) make capital expenditures or commitments, or series thereof involving more than $100,000 or outside the Ordinary Course of Business;

                  (h) make any change in any method of accounting or accounting practice, either for Tax or financial accounting purposes;

                  (i) enter into any other material transaction other than in the Ordinary Course of Business;

                  (j) agree, in writing or otherwise, to any of the foregoing;
or

                  (k) commit to do any of the foregoing.

         9.5 No Solicitation. Neither the Company, any of its Subsidiaries, any Stockholder nor any of their respective Affiliates will (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to
(i) the acquisition or recapitalization of any capital stock or other equity securities, or any substantial portion of the assets, of the Company or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, recapitalization, or share exchange), or (ii) the incurrence of Indebtedness for purpose of redeeming any capital stock or equity securities of the Company or any of its Subsidiaries, or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company or the Stockholders will notify the Purchasers immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. Nothing in this
Section 9.6 shall prohibit the Company from operating in the Ordinary Course of Business.

         9.6 Access/Confidentiality.

                  (a) From the date of this Agreement until the Closing Date, upon reasonable prior notice to the Company, the Stockholders and the Company shall (and shall cause each of its Subsidiaries to) give the Purchasers and their authorized representatives (including their independent public accountants, environmental consultants and attorneys) reasonable access during normal business hours to its executive officers, employees, properties, books, and records, and shall furnish the Purchasers and their respective authorized representatives with such financial and operating data and other information concerning the business and properties of the Company and its Subsidiaries may from time to time reasonably request.

                  (b) Following the Closing Date, all information disclosed in writing, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other Party (or its representatives) shall be kept confidential by such other Party and its representatives and shall not be used by any Persons other than as contemplated by this Agreement, except to the extent that (a) such information was known by the recipient when received, (b) such information is or hereafter becomes lawfully obtainable from other sources, (c) it is necessary or appropriate to disclose such information to a Governmental Agency having jurisdiction over the Party from whom disclosure is sought, (d) any requirement of law or governmental rule or regulation requires otherwise, (e) such duty as to confidentiality is waived in writing by the other Party, (f) with respect to the confidentiality obligations of the Purchasers hereunder, such information as any Purchaser deems necessary to provide to any prospective transferee of the Purchased Shares; provided, that such prospective transferee agrees to be bound by the provisions of this Section 9.7, or (g) the Company deems such dissolution necessary to conduct its affairs (including, without limitation, in order to facilitate a financing transaction involving the Company).

10. SURVIVAL AND INDEMNIFICATION.

         10.1 Indemnification by the Stockholders.

                  (a) Subject to the express limitations set forth in the remaining provisions of this Section 10, the Stockholders jointly and severally covenant and agree to defend, indemnify, and hold harmless the Company, the Purchaser, and their respective Affiliates, officers, directors, employees, agents, advisers, and representatives (collectively, the "Purchaser Indemnitees") from and against, and pay or reimburse the Purchaser Indemnitees for, any and all Losses resulting from or arising out of (i) any inaccuracy (determined in accordance with Section 10.1(b)) of any representation or warranty (x) made by any Stockholder herein or under any of the Related Documents and (y) as of the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date, or
(ii) any failure of any Stockholder or the Company to perform any covenant or agreement hereunder or under any of the Related Documents or fulfill any other obligation in respect hereof or thereof.

                  (b) No Stockholder shall be required to indemnify the Purchaser Indemnitees with respect to any claim for indemnification pursuant to clause (i) of Section 10.1(a) in respect of any Losses incurred by the Purchaser Indemnitees as a result of a breach of any of the representations and warranties (other than each of the representations and warranties set forth under Sections 5.2, 5.3, 5.4, and 5.23 hereof) of any Stockholder referred to in such clause, unless and until the aggregate amount of all claims against the Stockholders (the "Aggregate Claim Amount") under this Section 10.1 exceeds $350,000 (and then only to the extent such Aggregate Claim Amount exceeds $350,000); provided, that with respect to Losses incurred by the Purchaser Indemnitees as a result of a breach of each of the representations and warranties set forth under Section 5 of this Agreement (except for Sections 5.2, 5.3, 5.4, and 5.23 hereof), the Stockholders shall not be liable to the Purchaser Indemnitees for Losses which exceed $15 million. In addition, no Stockholder shall be required to indemnify the Purchaser Indemnitees for Losses incurred by the Purchaser Indemnitees to the extent that such Losses are covered by insurance policies and the Purchaser Indemnitees have received the proceeds of such insurance policies. The Company agrees to use commercially reasonable efforts to assert any and all claims against insurers, consistent with the Company's historical practices. Notwithstanding anything to the contrary contained herein, no Stockholder shall be liable under this Section 10.1 for any amount in excess of its Cash Redemption Amount.

                  (c) Notwithstanding anything to the contrary contained herein, so long as the Company obtains, for each parcel of Owned Real Property, a policy of title insurance issued by a nationally recognized title insurer in an amount equal to the fair market value of each parcel of Owned Real Property, no Stockholder shall be required to indemnify the Purchaser Indemnitees for Losses incurred as a result of a breach of the representations and warranties set forth under Section 5.14(a) to the extent that such Losses are covered under such title insurance policy and are paid by such nationally recognized title insurer.

         10.2 Indemnification by the Purchasers. Each Purchaser severally covenants and agrees to defend, indemnify and hold harmless the Stockholders and their respective Affiliates, officers, directors, employees, agents, advisers, and representatives (collectively, the "Stockholder Indemnitees") from and against, and pay or reimburse the Stockholder Indemnitees for, any and all Losses resulting from or arising out of (i) any inaccuracy of any representation or warranty made by such Purchaser herein or under any of the Related Documents, or (ii) any failure of such Purchaser to perform any covenant or agreement hereunder or under any of the Related Documents or fulfill any other obligation in respect hereof or thereof. Notwithstanding any provision to the contrary contained herein, each of the Stockholder Indemnitees hereby agrees that it will not make any claim for indemnification or contribution against the Company and it will cause its Affiliates, officers and employees not to make any claim for indemnification or contribution against the Company, by reason of the fact that such Stockholder Indemnitee was a stockholder, director, officer, employee, or agent of the Company with respect to or in connection with (a) any action, suit, proceeding, complaint, claim, or demand brought by the Company or the Purchasers against such Stockholder Indemnitee (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise) or (b) any action, suit, proceeding, complaint, claim or demand arising out of or in connection with the redemption of the Redeemed Stock, the Recapitalization or the other transactions contemplated by this Agreement or the Related Documents.

         10.3 Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), (i) notice setting forth with reasonable specificity the facts and circumstances of which such party has received notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and (ii) the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom; provided, that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and
(ii) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that (x) such failure results in a lack of actual notice to the Indemnifying Party and (y) such Indemnifying Party is materially prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that (x) provides for injunctive or other nonmonetary relief affecting the Indemnified Party or (y) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine (based upon the advice of tax professionals) that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party could be reasonably likely to affect adversely the Indemnified Party's Tax liability or the ability of the Company and its Subsidiaries to conduct their business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand. If the Indemnified Party defends against any matter for which the Indemnifying Party does not accept the defense, the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable attorneys' fees and other expenses of defending such claim upon the presentation of itemized bills for such expenses to the Indemnifying Party. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 10 and the records of each shall be available to the other with respect to such defense.

         10.4 Survival. All claims for indemnification under this Section 10 with respect to the representations and warranties contained herein must be asserted (by written notice setting forth with reasonable specificity the facts and circumstances of such claim) on or prior to the date that the applicable survival period set forth in this Section 10.4 expires. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing, as follows: (i) except as set forth in clauses (ii) and (iii) of this Section 10.4, the representations and warranties contained herein shall survive until the eighteen month anniversary of the date of this Agreement, (ii) the representations and warranties set forth under
Section 5.19 of this Agreement shall survive until the fifth anniversary of the date of this Agreement, and (iii) the representations and warranties contained in Sections 5.2, 5.3, 5.4, and 5.23 of this Agreement shall survive without limitation, subject to any statute of limitations applicable to the particular provision at issue.

         10.5 Indemnification Exclusive Remedy. Except in the case of fraud or in cases where a Party is entitled to an equitable remedy hereunder, indemnification pursuant to the provisions of this Section 10 shall be the exclusive remedy of the parties hereto for any misrepresentation or breach of any warranty contained herein or in any closing document executed and delivered pursuant to the provisions hereof. The only legal action which may be asserted by any party with respect to the indemnification provisions which are the subject of this Section 10 shall be a contract action to enforce or to recover damages for the breach of this Section 10. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any party with respect to such matter.

         10.6 No Punitive or Consequential Damages. Notwithstanding anything to the contrary contained herein, a Party asserting a claim under or in connection with this Agreement or in connection with the transactions contemplated hereby shall be entitled to assert a claim only for and only recover actual damages (it being understood that no Party shall be entitled hereunder to assert a claim for or recover any punitive damages or any consequential or expectancy damages in the nature of lost profits or similar items).

11. MISCELLANEOUS.

         11.1 Termination.

                  (a) Termination of Agreement. The Parties may terminate this Agreement by mutual written consent of the Company and the Purchasers who will purchase a majority of the Purchased Shares at any time prior to the Closing. The Company or the Purchasers who will purchase a majority of the Purchased Shares may unilaterally terminate this Agreement by giving written notice to each of the other Parties at any time prior to the Closing if the Closing shall not have occurred on or before, April 5, 1997, by reason of the failure of any condition precedent under Section 7 hereof (unless such failure results from the breach of any representation, warranty, or covenant contained in this Agreement by such person seeking unilateral termination).

                  (b) Effect of Termination. If this Agreement is terminated pursuant to Section 11.1(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Parties then in breach and the obligation contained in
Section 9.6).

                  (c) Remedies. Notwithstanding any termination right granted in this Section 11.1, in the event of the nonfulfillment of any condition to a Party's closing obligations, such Party may elect to proceed to close despite the nonfulfillment of any closing condition (it being understood that consummation of the Closing shall be deemed a waiver of such closing condition).

         11.2 Expenses. In the event that the parties consummate the transactions contemplated hereby, all costs, fees, and expenses (including, without limitation, the costs, fees, and expenses of attorneys, accountants, investment banks, and other advisors) incurred by any Party in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company; provided, however, that the Company shall not pay or otherwise assume the obligation to pay any other costs, fees, or expenses of the Purchasers in excess of the amounts described in SCHEDULE IC hereto. In the event that this Agreement is terminated, each Party will bear its own expenses, subject to the provisions of Section 11.1 above.

         11.3 Successors and Assigns. Except as otherwise specifically provided herein, no Party may assign any of its rights or obligations under this Agreement without the prior written consent of the Company and the Purchasers who will purchase a majority of the Purchased Shares, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, that the Purchasers may assign their respective rights and obligations under this Agreement to any of their respective Affiliates. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and assigns, including each subsequent holder of Series A Preferred and Redeemable Preferred Stock and the Subordinated Notes.

         11.4 Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior arrangements or understandings.

         11.5 Notices. All notices, requests, consents and other communications provided for herein shall be in writing and shall be (i) delivered in person,
(ii) transmitted by telecopy, (iii) sent by first-class registered or certified mail, postage prepaid, or (iv) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or telecopy number set forth below, or such other address or telecopy number as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, seven days following deposit in the mail as set forth above, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

                  (a) If to the Company:

                      Centurion International, Inc.
                      3425 North 44th Street
                      Lincoln, Nebraska 68504
                      Telecopy:        (402) 467-4528
                      Attention:       Gary L. Kuck, President

                      with a copy to:

                      Cornerstone Equity Investors, L.L.C.
                      717 Fifth Avenue
                      Suite 1100
                      New York, New York  10022
                      Telecopy:  (212) 826-6798
                      Attention: Mark Rossi
                                 Robert H. Getz

                      and

                      Altheimer & Gray
                      10 South Wacker Drive, Suite 4000
                      Chicago, Illinois  60606
                      Telecopy:  (312) 715-4800
                      Attention: Phillip Gordon

                  (b) If to CEI:

                      Cornerstone Equity Investors, L.L.C.
                      717 Fifth Avenue
                      Suite 1100
                      New York, New York  10022
                      Telecopy:  (212) 826-6798
                      Attention: Mark Rossi
                                 Robert H. Getz

                      with a copy to:

                      Kirkland & Ellis
                      153 East 53rd Street
                      New York, New York  10022
                      Telecopy:  (212) 446-4900
                      Attention: Frederick Tanne, Esq.

                  (c) If to any Stockholder, at the address set forth for such Stockholder on SCHEDULE IA.

                  (d) If to any other Purchaser, at the address set forth for such other Purchaser on SCHEDULE IB.

         11.6 Amendment and Waiver. No amendment, modification or discharge of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Company, and the Purchasers who have agreed to purchase a majority of the Purchased Shares. Any failure of the Company to comply with any provision hereof may only be waived in writing by the Purchasers who have agreed to purchase a majority of the Purchased Shares and any failure of the Purchasers to comply with any provision hereof may only be waived in writing by the Company. No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any Party to take any action against any breach of this Agreement or default by any other Party shall constitute a waiver of such Party's right to enforce any provision hereof or to take any such action.

         11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

         11.8 Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

         11.9 Specific Performance. The Company and the Stockholders acknowledge that money damages would not be a sufficient remedy for any breach by the Company or the Stockholders of this Agreement and agrees that the Purchasers shall be entitled to specific performance and injunctive relief as remedies for any such breach.

         11.10 Remedies. The rights and remedies provided herein shall be cumulative and shall not preclude the assertion by any Party hereto of any other rights or the seeking of any other remedies against any other Party hereto, including, without limitation, any statutory, equitable, common law remedy, or any remedy arising under Environmental and Safety Requirements, any Party may have. The rights and remedies of any Party based upon, arising out of, or otherwise in respect of, any inaccuracy or breach of any representation, warranty, covenant, or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant, or agreement as to which there is no inaccuracy or breach. The representations and warranties of each Stockholder shall not be affected or deemed waived by reason of any investigation made by or on behalf of any of the Purchasers (including, without limitation, by any of its advisors, consultants, or representatives) or by reason of the fact that any of the Purchasers or any of such advisors, consultants, or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

         11.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York without giving effect to the laws of conflict or choice of laws of the State of New York or of any other jurisdiction that would result in the application of any laws other than those of the State of New York.

         11.12 No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

         11.13 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

         11.14 WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         11.15 Press Releases and Public Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other party.



                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed or caused their duly authorized representatives to execute this Agreement as of the date first above written.


                          CENTURION INTERNATIONAL, INC.


                          By: /s/ Gary L. Kuck
                               -------------------------------------------------
                               Name: Gary L. Kuck
                               Title: President


                          CORNERSTONE EQUITY INVESTORS IV, L.P.


                          By:  Cornerstone IV, L.L.C.
                          Its: General Partner



                          By: /s/ Robert H. Getz
                               -------------------------------------------------
                               Name: Robert H. Getz
                               Title:


                          PRUDENTIAL PRIVATE EQUITY INVESTORS III, L.P.

                          By:  Prudential Equity Investors, Inc.
                          Its: General Partner

                          By:  Cornerstone Equity Investors, L.L.C.
                          Its: Investment Advisor



                          By:  /s/ Robert H. Getz
                               -------------------------------------------------
                          Its: Managing Director


                          KUCK INTERNATIONAL PARTNERS, L.P.



                          By: /s/ Gary L. Kuck
                               -------------------------------------------------
                               Name:  Gary L. Kuck
                               Title: Managing Agent

                           /s/ Lance J. Kuck
                          ------------------------------------------------------
                          LANCE J. KUCK

                          /s/ Scott M. Kuck
                          ------------------------------------------------------
                          SCOTT M. KUCK


                          /s/ P. Jackson Bell
                          ------------------------------------------------------
                          P. JACKSON BELL